EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Fomento Económico Mexicano, S.A.B. de C.V. for the registration of debt securities, warrants, and guarantees of debt securities and to the incorporation by reference therein of our report dated April 24, 2025, with respect to the consolidated financial statements of Fomento Económico Mexicano, S.A.B. de C.V. and its subsidiaries and the effectiveness of internal control over financial reporting of Fomento Económico Mexicano, S.A.B. de C.V. and its subsidiaries, included in its Annual Report on Form 20-F, for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Mancera, S.C.
A member practice of Ernst & Young Global Limited

/S/ MANCERA, S.C.

San Pedro Garza García, Nuevo León, Mexico
September 30, 2025